Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
KORE Group Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Common Stock(2)	Other	22,500,000	$6.32(3)	$142,200,000(3)	0.0000927	$13,181.94
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$142,200,000		$13,181.94
	Total Fees Previously Paid					-		$13,181.94(4)
	Total Fee Offsets					-		-
	Net Fees Due					-		-
(1)Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)The number of shares of common stock being registered represents 22,500,000 shares of common stock issued to certain qualified institutional buyers and accredited investors in private placements consummated in connection with the Business Combination.
(3)Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of common stock, on the New York Stock Exchange on October 13, 2021 ($6.32 per share of common stock) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended.
(4)Previously paid in connection the initial filing of this registration statement on October 15, 2021.